Exhibit 12
BB&T Corporation
Earnings To Fixed Charges

	Nine Months
	Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007

	(Dollars in millions)
Earnings:
Income before income taxes	$2,036	$1,144	$1,628	$969	$1,036	$2,079	$2,582
Plus:
Fixed charges	907	1,108	1,442	1,855	2,254	3,052	4,068
Less:
Dividends/accretion on preferred stock (1)	45	―	―	―	146	29	―
Noncontrolling interest	36	34	43	38	24	10	12
Capitalized interest	―	―	―	―	―	2	4
Earnings, including interest on deposits	2,862	2,218	3,027	2,786	3,120	5,090	6,634

Less:
Interest on deposits	333	473	610	917	1,271	1,891	2,620
Earnings, excluding interest on deposits	$2,529	$1,745	$2,417	$1,869	$1,849	$3,199	$4,014

Fixed charges:
Interest expense	$810	$1,061	$1,378	$1,795	$2,040	$2,969	$4,014
Capitalized interest	―	―	―	―	―	2	4
Interest portion of rent expense	52	47	64	60	68	52	50
Dividends/accretion on preferred stock (1)	45	―	―	―	146	29	―
Total fixed charges	907	1,108	1,442	1,855	2,254	3,052	4,068
Less:
Interest on deposits	333	473	610	917	1,271	1,891	2,620
Total fixed charges excluding interest on
deposits	$574	$635	$832	$938	$983	$1,161	$1,448

Earnings to fixed charges:
Including interest on deposits	3.16x	2.00x	2.10x	1.50x	1.38x	1.67x	1.63x

Excluding interest on deposits	4.41x	2.75x	2.91x	1.99x	1.88x	2.76x	2.77x

(1)	Dividends on preferred stock have been grossed up by the effective tax rate for the period.